EXHIBIT 99

PARAMOUNT GOLD AND SILVER CORP SELLS ITS REESE RIVER GOLD PROJECT IN NEVADA TO VALOR GOLD FOR $7.6 MILLION IN SHARES

Winnemucca, Nevada –November 5, 2012 -Paramount Gold and Silver Corp. (NYSE/TSX: PZG) (Frankfurt: WKN: A0HGKQ) ("Paramount") announced today that it has closed the sale of its Reese River Gold Project to Valor Gold Corp. ("Valor") (OTC: VGLD) for consideration of 6 million restricted shares of Valor common stock and cash of $21,000.  Based on the closing price of VGLD on November 1, 2012, the 6 million Valor common shares would be worth $7.6 million.

Valor is a junior exploration company and Pershing Gold Corporation (OTC: PGLC) is a significant shareholder. Paramount now holds 8.3% of the issued stock of Valor and has the right to appoint one director to the board of Valor within 90 days.

The Reese River Gold Project  (“Reese”) is an early stage exploration prospect consisting of 148 unpatented lode mining claims totaling 2,960 acres which are situated along the highly-productive Battle Mountain Mineral trend in Nevada and are subject to a 2% NSR in favor of Royal Gold. Reese was among the assets of X-Cal Resources (“X-Cal”) which Paramount acquired in 2010 in a transaction valued at US$31.8 million. Paramount’s objective in this transaction was to acquire X-Cal’s principal asset---the advanced-stage Sleeper Gold Project---where Paramount has successfully grown resources and completed a positive Preliminary Economic Assessment (PEA, see news release).

Paramount’s CEO Christopher Crupi commented: “Our focus is on our advanced-stage assets, the Sleeper Gold Project in Nevada and the San Miguel Project in northern Mexico. In our view, Valor has an excellent district-scale strategy of unlocking value in the Battle Mountain Trend and the ability to execute. By selling them our non-core Reese River property for shares, Paramount gains a participation in this exciting opportunity.”

Mr. Crupi also noted that Paramount is considering strategic options for its two remaining non-core Nevada gold assets, namely Mill Creek in Lander County and West Rochester (Spring Valley) in Pershing County (see map), both of which were also acquired in the X-Cal transaction. “These are well-located assets which could command good value in the current market.”

About Valor Gold Corporation:

Valor is a junior gold exploration company controlling over 8,000 acres of ground in the prolific Battle Mountain-Eureka Gold Belt and along the Northern Nevada Rift.  On one of Valor’s properties, known as Red Rock, surface samples and shallow drilling have yielded values up to 0.38 ounces of gold per ton (13.03 g/T). Reese is strategically located near the Red Rock property.

About Paramount

Paramount is a U.S.-based exploration and development company with multi-million ounce advanced stage precious metals projects in Nevada (Sleeper) and northern Mexico (San Miguel). Fully-funded exploration and engineering programs are now in progress at these two core projects which are expected to generate substantial additional value for our shareholders.

The Sleeper Gold Project is located off a main highway about 25 miles from the town of Winnemucca. In 2010, Paramount acquired a 100% interest in the project including the original Sleeper high-grade open pit mine operated by Amax Gold from 1986 to 1996 as well as staked and purchased lands now totaling 2,570 claims and covering about 47,500 acres which stretch south down trend to Newmont’s Sandman project. This acquisition is consistent with the Company's strategy of district-scale exploration near infrastructure in established mining camps.

The San Miguel Project consists of over 142,000 hectares (over 353,000 acres) in the Palmarejo District of northwest Mexico, making Paramount the largest claim holder in this rapidly growing precious metals mining camp. The San Miguel Project is ideally situated near established, low cost production where the infrastructure already exists for early, cost-effective exploitation. A PEA for San Miguel is now in progress.

Safe Harbor for Forward-Looking Statements:

This release and related documents may include "forward-looking statements" including, but not limited to the validity and potential success of Valor’s exploration strategy and the value of its common shares and the anticipated completion of a PEA for the San Miguel Project. Forward-looking statements are statements that are not historical fact and are subject to a variety of risks and uncertainties which could cause actual events to differ materially from those reflected in the forward-looking statements including fluctuations in the price of gold, inability to complete drill programs on time and on budget, and future financing ability. Paramount’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Words such as "believes," "plans," "anticipates," "expects," "estimates" and similar expressions should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: uncertainties involving interpretation of drilling results, environmental matters, lack of ability to obtain required permitting, equipment breakdown or disruptions, and the other factors described in Paramount’s Annual Report on Form 10-K for the year ended June 30, 2012 and its most recent quarterly reports filed with the SEC.

Except as required by applicable law, Paramount disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Paramount Gold and Silver Corp.
Christopher Crupi, CEO
Chris Theodossiou, Investor Relations
866-481-2233